Exhibit 99.1

CABOT MICROELECTRONICS CORPORATION RECEIVES
RULING ON PENDING SUMMARY JUDGMENT MOTIONS IN PATENT INFRINGEMENT ENFORCEMENT ACTION AGAINST
DUPONT AIR PRODUCTS NANOMATERIALS, LLC

AURORA, IL, November 20, 2009 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today announced that on November 16, 2009, the United States District Court for the District of Arizona issued its ruling on summary judgment motions (“Summary Judgment Order”), pending in Cabot Microelectronics’ ongoing patent infringement litigation against DuPont Air Products NanoMaterials, LLC (“DuPont Air Products NanoMaterials”).  Cabot Microelectronics believes the Summary Judgment Order will be made accessible by the Court in redacted form, and at such time will be made available electronically by the Company.

The litigation, which the company previously announced it had filed in January, 2007, involves DuPont Air Products NanoMaterials’ manufacture and marketing of certain CMP slurries that the company believes infringe five patents owned by Cabot Microelectronics.  The affected DuPont Air Products NanoMaterials products include certain products used for tungsten CMP.  Cabot Microelectronics is seeking damages and injunctive relief against DuPont Air Products NanoMaterials in the litigation.

In the Court’s Summary Judgment Order, the Court denied a motion filed by DuPont Air Products NanoMaterials for summary judgment of invalidity of three Cabot Microelectronics patents at issue in the case, which are fundamental patents in the field of tungsten CMP.  The Court also denied DuPont Air Products NanoMaterials’ motion for summary judgment of non-infringement of these patents.  In addition, the Court denied DuPont Air Products NanoMaterials’ motion for summary judgment of non-infringement of another Cabot Microelectronics patent that is considered to be a foundational CMP patent.  The Court also denied Cabot Microelectronics’ motion for summary judgment of infringement of the tungsten patents. The Court has ordered the parties to submit pretrial filings by December 16, 2009.

Cabot Microelectronics believes that the recently issued Summary Judgment Order supports Cabot Microelectronics’ position on the merits of the case with regard to the evidence of DuPont Air Products’ infringement of Cabot Microelectronics’ tungsten patents and the lack of evidence of invalidity of these patents. The Summary Judgment Order paves the way for trial on DuPont Air Products’ infringement of Cabot Microelectronics’ patents-in-suit.

“We are pleased with the Court’s denial of DuPont Air Products NanoMaterials’ motions for summary judgment and with the Summary Judgment Order.  We continue to be confident in our position concerning DuPont Air Products NanoMaterials’ infringement of the patents at issue, and look forward to proceeding to trial,” said H. Carol Bernstein, Cabot Microelectronics' Vice President, Secretary and General Counsel.  “While the outcome of this and any legal matter cannot be predicted with certainty, we believe that the Court’s Summary Judgment Order, like the Court’s Markman Order of July, 2008, is yet another significant and positive step towards the successful resolution of this litigation, and further validates Cabot Microelectronics’ ongoing commitment to the enforcement of our intellectual property and protection of our significant investment in patent-protected research and development.”

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2009 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2008, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.